Exhibit 10.2

AWARD FORMULA FOR 2011

LEGGETT & PLATT, INCORPORATED

2009 KEY OFFICERS INCENTIVE PLAN

The 2009 Key Officers Incentive Plan (“Plan”) provides cash awards to participants based on the Company’s operating results for the prior year. There are two award formulas under the Plan, one for Corporate participants and one for Profit Center participants.

Under both formulas, a participant’s award is calculated by reference to a percentage of the participant’s annual salary at the end of the year (the “target percentage”). The award formula and each participant’s target percentage are determined by the Plan Committee no later than 90 days after the beginning of each year or before 25% of the performance period has elapsed.

Participants in the Plan are the executive officers of the Company. The Company has a separate Key Management Incentive Plan for other employees. Awards under the Key Management Incentive Plan are calculated in substantially the same manner as awards under the Plan.

For 2011, awards under the Plan will be determined by achievement of the following performance objectives. In addition, awards will be made based on the achievement of Individual Performance Goals, which will be established separately from this Plan and will be wholly independent of awards under this Plan.

Participant Type	Performance Objectives	Relative Weight
Corporate Participants	Return on Capital Employed (ROCE)	60%
	Cash Flow	20%
	Individual Performance Goals*	20%
Profit Center Participants	Return on Capital Employed (ROCE)	60%
	Free Cash Flow (FCF)	20%
	Individual Performance Goals*	20%

*	This portion of the award is established outside the Plan.

Award Formula for Corporate Participants

Awards for Corporate participants are determined by the Company’s aggregate 2011 financial results. The performance objectives are calculated as follows. Financial results from acquisitions are excluded from calculations in the year of acquisition.

ROCE =	EBIT
Net PP&E and Working Capital[1,2]

[1]	We use a quarterly average for PP&E and Working Capital
[2]	Working Capital, excluding cash and current maturities of long-term debt, as presented on the December 31, 2010 and December 31, 2011 Company’s Consolidated Balance Sheets

Cash Flow = EBITDA – Capital Expenditures +/- Change in Working Capital1

[1]	Change in Working Capital, excluding cash and current maturities of long-term debt, from December 31, 2010 to December 31, 2011, as reflected on the Company’s Consolidated Balance Sheets

The Committee shall adjust all items of gain, loss or expense for the fiscal year determined to be (i) extraordinary, (ii) unusual in nature, (iii) infrequent in occurrence, (iv) related to the disposal of a segment of a business, or (v) related to a change in accounting principle, all as determined in accordance with standards established under Generally Accepted Accounting Principles.

Achievement targets and payout percentages for Corporate participants are set forth below. No awards are paid for ROCE achievement below 24% and Cash Flow below $281M. The payout is capped at 150%. The payout will be interpolated for achievement levels falling between those set out in the schedule.

2011

Corporate Payout Schedule

ROCE			Cash Flow
Achievement	Payout		Achievement		Payout
<24%	0%		<$	281M	0%
24%	50%	Threshold		$281M	50%
26%	75%			$296M	75%
28%	100%	Target		$311M	100%
30%	125%			$326M	125%
32%	150%	Maximum		$341M	150%

The award is calculated by multiplying a participant’s salary, target percentage, the relative weight of the performance measure, and the payout percentage. The sample calculation set forth below assumes a participant with a base salary of $250,000 and a target percentage of 50%. If the Company achieved 28% ROCE and $281M Cash Flow, the participant’s award under the Plan (which does not include the Individual Performance Goals), would be $87,500.

Performance Objective	Participant’s Base Salary	Participant’s Target %	Relative Weight	Payout Percentage	Award
ROCE	$250,000	50%	60%	100%	$75,000
Cash Flow	$250,000	50%	20%	50%	$12,500

Total Award					$87,500

Award Formula for Profit Center Participants

Profit Center participants in the Plan manage numerous operating locations. The Company sets a ROCE target and a FCF target for each Business Unit every year. The achievement of those BU targets “rolls up” to an aggregate achievement for all the operations under a Profit Center participant’s management. Financial results at each operating location may include a critical compliance adjustment, consisting of a potential 5% increase for exceptional safety performance or a potential 20% deduction for critical compliance failures.

The performance objectives are calculated as follows. Financial results from acquisitions are excluded from calculations in the year of acquisition.

ROCE =	EBIT
Net PP&E + Working Capital[1,2]

[1]	We use monthly averaging for PP&E and Working Capital, adjusted for currency effects.
[2]

Working Capital excludes cash and current maturities of long-term debt and balance sheet items not directly related to on-going profit center activity, such as interest receivable and payable, income taxes receivable and payable, current deferred taxes assets and liabilities, and dividends payable.

FCF =	EBITDA (adjusted for currency effects) ± Change in Working Capital[1] ± Gain or Loss from Non-Cash Impairments – Capital Expenditures

[1]

Working Capital excludes cash and current maturities of long-term debt and balance sheet items not directly related to on-going profit center activity, such as interest receivable and payable, income taxes receivable and payable, current deferred taxes assets and liabilities, and dividends payable.

The Committee shall adjust all items of gain, loss or expense for the fiscal year determined to be (i) extraordinary, (ii) unusual in nature, (iii) infrequent in occurrence, (iv) related to the disposal of a segment of a business, or (v) related to a change in accounting principle, all as determined in accordance with standards established under Generally Accepted Accounting Principles.

Achievement targets and payout percentages for Profit Center participants are set forth below. No awards are paid for achievement below 80% of the ROCE and FCF targets for that business segment. The payout is capped at 150%. The payout will be interpolated for achievement levels falling between those set out in the schedule.

2011

Profit Center Targets

Segment	ROCE Target	FCF Target
Residential	27.4%	$168.8M
Commercial	24.2%	$53.8M
Industrial	23.7%	$39.2M
Specialized	30.1%	$67.9M

2011

Profit Center Payout Schedule

Achievement		Payout
<80%		0%
80%	Threshold	60%
90%		80%
100%	Target	100%
110%		120%
120%		140%
125%	Maximum	150%

The award is calculated by multiplying a participant’s salary, target percentage, the relative weight of the performance measure, and the payout percentage. The sample calculation below assumes a participant with a base salary of $250,000 and a target percentage of 50%. If the business segment achieved 100% if its ROCE target and 90% of its FCF target, as adjusted for compliance, the participant’s award under the Plan (which does not include the Individual Performance Goals), would be $95,000.

Performance Objective	Participant’s Base Salary	Participant’s Target %	Relative Weight	Payout Percentage	Award
ROCE	$250,000	50%	60%	100%	$75,000
FCF	$250,000	50%	20%	80%	$20,000

Total Award					$95,000

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